Filed Pursuant to Rule 424(b)(3)
File No. 333-151532

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

SUPPLEMENT NO. 2
DATED OCTOBER 5, 2009
TO THE PROSPECTUS
DATED APRIL 24, 2009

This prospectus supplement (this “Supplement”) updates, modifies and supplements the prospectus of Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”), dated April 24, 2009 (the “Prospectus”), as previously supplemented by Supplement No. 1, dated July 7, 2009. This Supplement should be read in conjunction with the Prospectus and Supplement No. 1. This Supplement updates, modifies or supersedes certain information contained in the Prospectus and Supplement No. 1 as described below. This Supplement will be delivered with the Prospectus and Supplement No. 1.

Purpose of this Supplement

•	update information on the status of the offering; and
•	announce that we broke escrow.

Status of the Offering

As of September 30, 2009, we had sold approximately $6.3 million of shares of our common stock to the public, thereby satisfying our minimum offering requirements in all states except Pennsylvania, Massachusetts and Tennessee. As a result, on October 1, 2009, we broke escrow with respect to subscriptions received from all states except Pennsylvania, Massachusetts and Tennessee, which were maintained at our third-party escrow agent until we sold at least $5.0 million of shares of our common stock.